For Immediate Release

Level One Bancorp Announces First Quarter Cash Dividend

Farmington Hills, MI – March 17, 2021 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) announced that the Board of Directors of Level One had declared a quarterly cash dividend on its common stock of $0.06 per share payable on April 15, 2021, to shareholders of record on March 31, 2021.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $2.44 billion as of December 31, 2020. The Company operates sixteen banking centers throughout Southeast Michigan and West Michigan. For more information, visit www.levelonebank.com.

For further information:

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186